ELITE PHARMACEUTICALS ANNOUNCES FIRST SHIPMENT TO THEPHARMANETWORK

NORTHVALE, N.J. – January 17, 2012 – Elite Pharmaceuticals, Inc. ("Elite”) (OTCBB: ELTP) announced today that the initial shipment of methadone hydrochloride 10 mg tablets has been made to ThePharmaNetwork, LLC, and its wholly owned subsidiary, Ascend Laboratories, LLC (together “TPN”) under the commercial Manufacturing and Supply Agreement.

The methadone hydrochloride tablets are the generic equivalent of the Dolophine® hydrochloride 10 mg tablets.  The product and its equivalents had annual sales of approximately $44 million based on September 2011 data.  Elite will be compensated at an agreed upon price for the manufacturing and packaging of the products.

Jerry Treppel, Chairman & CEO of Elite commented, “We are pleased to assist TPN with the launch and commercialization of their Methadone product.”

About TPN
ThePharmaNetwork, LLC is engaged in the development, manufacturing, licensing, and marketing of strategically selected generic pharmaceuticals as well as providing comprehensive business development solutions that utilize its well established network of international business relationships. ThePharmaNetwork, LLC sells generic pharmaceuticals under its Ascend Laboratories label to all major classes of trade.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products, to improve off-patent drug products, and developing generic versions of controlled release drug products with high barriers to entry. Elite has four ANDA products partnered with TAGI Pharma; one ANDA has launched, two ANDAs are in the process of a manufacturing site transfer and an additional ANDA is currently under review by the FDA.  Elite also manufactures Lodrane D® and receives royalties for Lodrane D®, an allergy product partnered with ECR Pharmaceuticals (“ECR”), a wholly owned subsidiary of Hi-Tech Pharmacal (“Hi-Tech”).  Elite’s lead pipeline products, ELI-216, a once-daily abuse resistant oxycodone, and ELI-154, a once-daily oxycodone, are novel sustained release oral formulations of opioids for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse.  Elite also has partnered with Mikah Pharma to develop a new product and with Hi-Tech Pharmacal to develop an intermediate for a generic product.  Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. Elite undertakes no obligation to update any forward-looking statements.

Contact:
Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com